As filed with the Securities and Exchange Commission on November 23, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFE STORAGE, INC.

(Exact name of Registrant as specified in its charter)

Maryland	16-1194043
(State of Incorporation)	(I.R.S. Employer Identification Number)

6467 Main Street

Williamsville, New York 14221

(716) 633-1850

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices

LIFE STORAGE, INC. 2015 AWARD AND OPTION PLAN

LIFE STORAGE, INC. 2020 OUTSIDE DIRECTORS’ STOCK AWARD PLAN

LIFE STORAGE INC. AMENDED AND RESTATED 2009 OUTSIDE DIRECTORS’ STOCK OPTION AND AWARD PLAN

(Full Title of Plan)

Joseph V. Saffire

Chief Executive Officer

6467 Main Street

Williamsville, New York 14221

(716) 633-1850

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Glenn J. Bobeck, Esq.

Phillips Lytle LLP

One Canalside

125 Main Street

Buffalo, New York 14203

(716) 847-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 registers an aggregate of 365,207 shares of common stock, par value $0.01 per share (the “Common Stock”), of Life Storage, Inc., a Maryland corporation (the “Company” or the “Registrant”), which may be issued pursuant to the Life Storage, Inc. 2015 Award and Option Plan (the “2015 Award and Option Plan”), an aggregate of 130,999 shares of Common Stock of the Registrant which may be issued pursuant to the Life Storage, Inc. 2020 Outside Directors’ Stock Award Plan (“2020 Directors’ Plan”) and an aggregate of 19,500 shares of Common Stock which may be issued pursuant to options granted pursuant to the Life Storage Inc. Amended and Restated 2009 Outside Directors’ Stock Option and Award Plan (“2009 Directors’ Plan” and together with the 2015 Award and Option Plan and the 2020 Directors’ Plan, the “Plans”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants of the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and any future filings the Registrant made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Registrant’s common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents:

.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

.

The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May  5, 2022, August  4, 2022 and November 3, 2022, respectively;

.	The Registrant’s Proxy Statement on Schedule 14A filed on April 14, 2022;

.	The Registrant’s Current Reports on Form 8-K, filed with the SEC on January 3, 2022, May 31, 2022, July 15, 2022, August 11, 2022, and October 25, 2022; and

.

Our Registration Statement on Form 8-A, dated June 16, 1995 which incorporates by reference the description of our common stock from our registration statement on Form S-11 (File No. 33-91422), as amended by the description of our common stock contained in Exhibit 4.18 to our Annual Report on Form 10-K for the year ended December 31, 2021, including all amendments and reports updating that description.

To the extent any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this prospectus.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Note applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. The Certificate of Incorporation of Life Storage Holdings, Inc. a Delaware corporation and wholly-owned subsidiary of Life Storage, Inc. and sole general partner of Life Storage LP, the Company’s operating partnership, contains similar provisions that are consistent with Delaware law.

The Company’s Bylaws generally obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

The By-laws of Life Storage Holdings, Inc. contain similar provisions that are consistent with Delaware law.

The partnership agreement of Life Storage LP, the Company’s operating partnership, provides that Life Storage Holdings, Inc., as general partner, and its directors and officers are to be indemnified to the maximum extent permitted by law.

The Company has entered into indemnification agreements with each of its senior executive officers and directors. The indemnification agreements require, among other matters, that the Company will indemnify those officers and directors to the fullest extent permitted by law and advance to those officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by its officers and directors seeking to enforce their rights under the indemnification agreements and may cover directors and officers under the Company’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to the Company’s directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides. The indemnification agreement also provides certain procedures and presumptions in connection with a claim for advancement of expenses or indemnification.

The Company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a list of exhibits to this registration statement:

Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company and Life Storage LP’s Annual Report on Form 10-K filed February 27, 2018).

4.2	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Company classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A filed December 3, 1996).

4.3	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Company classifying and designating the 9.85% Series B Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 1.6 to the Company’s Form 8-A filed July 29, 1999).

4.4	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Company classifying and designating the 8.375% Series C Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 12, 2002).

4.5	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Company reclassifying shares of Series B Cumulative Redeemable Preferred Stock into Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 31, 2011).

4.6	Articles of Amendment of the Company (incorporated by reference to Exhibit 3.1 to the Company and Life Storage LP’s Current Report on Form 8-K filed August 11, 2016).

4.7	Articles of Amendment of the Company (incorporated by reference to Exhibit 3.1 to the Company and Life Storage LP’s Current Report filed on Form 8-K filed June 1, 2021).

4.8	Bylaws, as amended, of the Company (incorporated by reference to Exhibit 3.2 to the Company and Life Storage LP’s Current Report on Form 8-K filed August 11, 2016).

4.9	Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to the Company and Life Storage LP’s Current Report on Form 8-K filed May 19, 2017).

4.10	Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to the Company and Life Storage LP’s Current Report on Form 8-K filed May 31, 2019).

4.11	2015 Award and Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company and Life Storage LP’s Annual Report on Form 10-K filed February 27, 2017).

4.13	Outside Directors’ Stock Award Plan (incorporated by reference to the Company’s Schedule 14A Proxy Statement filed April 17, 2020).

4.14	Amended and Restated 2009 Outside Directors’ Stock Option and Award Plan (incorporated by reference to the Company’s Schedule 14A Proxy Statement filed April 16, 2019).

5.1*	Opinion of Venable LLP as to the legality of the securities being registered.

5.2*	Opinion of Venable LLP as to legality of securities being registered.

5.3*	Opinion of Venable LLP as to legality of securities being registered.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Venable LLP (included in Exhibits 5.1, 5.2 and 5.3).

24.1	Power of Attorney (included on signature page).

107*	Filing Fee Table.
* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on November 23, 2022.

LIFE STORAGE, INC.

By:	/S/ Joseph V. Saffire
Joseph V. Saffire
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Life Storage, Inc. (the “Company”), hereby severally appoint Joseph V. Saffire and Andrew J. Gregoire, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Joseph V. Saffire Joseph V. Saffire	Chief Executive Officer (Principal Executive Officer) and Director	November 23, 2022

/s/ Andrew J. Gregoire Andrew J. Gregoire	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 23, 2022

/s/ Mark G. Barberio Mark G. Barberio	Director	November 23, 2022

/s/ David L. Rogers David L. Rogers	Director	November 23, 2022

/s/ Stephen R. Rusmisel Stephen R. Rusmisel	Director	November 23, 2022

/s/ Arthur L. Havener Arthur L. Havener	Director	November 23, 2022

/s/ Dana Hamilton Dana Hamilton	Director	November 23, 2022

/s/ Edward J. Pettinella Edward J. Pettinella	Director	November 23, 2022

/s/ Susan Harnett Susan Harnett	Director	November 23, 2022